Exhibit 99.1

ADM Names Vikram Luthar Chief Financial Officer

CHICAGO, April 7, 2022—ADM (NYSE: ADM), a global leader in sustainable human and animal nutrition, and one of the world’s premier agricultural origination and processing companies, today announced Vikram Luthar has been appointed Chief Financial Officer, following a thorough succession planning and candidate review process. Luthar succeeds Ray G. Young, who has served as CFO since 2010 and has also served as the company’s Vice Chairman since February.

“Vikram has a deep understanding of ADM’s business having served in leadership roles throughout our finance organization and in key growth areas such as nutrition and health and wellness,” said Chairman and CEO Juan Luciano. “He has a strong drive for results balanced with strategic orientation and has consistently raised the bar for his team and the organization as a whole. He is an ideal executive to lead ADM into our next phase of growth.”

Luthar joined ADM in 2004 as vice president and treasurer and has since served in a variety of senior-level positions. His leadership in both Strategy and Investor Relations have been instrumental in setting the current strategic trajectory for ADM, and his management as president of ADM’s Health & Wellness and Bioactives businesses helped launch and accelerate long-term platforms tied to critical consumer trends. As chief financial officer for Nutrition, Luthar has also led with financial agility across ADM’s fastest-growing business unit.

Prior to ADM, Luthar spent nearly a decade with General Motors in treasury and regional finance leadership positions. He holds a bachelor’s of technology in aerospace engineering from the Indian Institute of Technology and an MBA from the Wharton School at the University of Pennsylvania.

The appointment is effective immediately. Young will support Luthar during the transition and then turn his focus to providing strategic counsel on major initiatives critical to ADM’s future success in his role as Vice Chairman.

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products. We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484